Exhibit 99.1

CONTACTS:
Lara Mahoney
Invacare Corporation
440-329-6393

INVACARE CORPORATION ANNOUNCES SALE OF CHAMPION MANUFACTURING, INC.

Elyria, Ohio (August 7, 2013) - Invacare Corporation (NYSE: IVC) announced today that it has completed the sale of Champion Manufacturing Inc. (Champion), its domestic medical recliner business for dialysis clinics, for approximately $45,000,000 in cash, subject to certain post-closing adjustments. This divestiture is consistent with Invacare's focus on its globalization strategy to harmonize core global product lines and reduce complexity within its business.

Gerald B. Blouch, Invacare President and Chief Executive Officer, said, “As we continue to reduce complexity in our business and focus on our core global product lines for the home and long-term care setting, Champion's specialized focus on the domestic medical recliner business for dialysis clinics no longer fits that streamlined portfolio. The net proceeds from this divestiture also give us the opportunity to strengthen our balance sheet through the continued reduction of debt. I am grateful to the associates at Champion for the contributions that they have made to Invacare."

Subject to certain post-closing adjustments and any restructuring charges, Invacare preliminarily estimates that it will realize net proceeds from the sale of the Champion business of approximately $43,000,000, net of tax and expenses. Invacare will use the proceeds to reduce debt outstanding under its revolving credit facility. Net sales for the Champion business were approximately $22.1 million for 2012 and $12.8 million for the six months ended June 30, 2013. Earnings before interest, taxes, depreciation and amortization were approximately $5.5 million for 2012 and $3.1 million for the six months ended June 30, 2013.

SunTrust Robinson Humphrey acted as exclusive financial adviser and Calfee, Halter & Griswold LLP acted as legal counsel to Invacare Corporation in the transaction.

About Invacare Corporation
Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,600 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of Invacare's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspections of Invacare's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating the company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); Invacare's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas which began on July 1, 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected impact on Invacare of the excise tax which began on January 1, 2013 on certain medical devices and Invacare's ability to successfully offset such impact); legal actions, regulatory proceedings or Invacare's failure to comply with regulatory requirements or receive regulatory clearance or approval for Invacare's products or operations in the United States or abroad; product liability or warranty claims, including more extensive recall experience than expected; potential product recalls; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.